Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan of PAREXEL International Corporation of our reports dated August 24, 2015, with respect to the consolidated financial statements and schedule of PAREXEL International Corporation and the effectiveness of internal control over financial reporting of PAREXEL International Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 24, 2015